Exhibit 99.1

Senetek PLC Announces Operating Results for Nine Months and 3rd Quarter Ended September 30

- Investor Conference Call Set for November 15-

NAPA, California, November 12, 2004 — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced net income for the nine months ended September 30, 2004 of $268,000 or $(0.00) per fully diluted share compared to a loss of $(2,042,000) or $(0.03) per share for the comparable period in 2003. The improvement in operating results for 2004 compared to 2003 was due to higher overall revenue, lower operating expenses and lower interest expense, the settlement of the Chemsyn litigation and receipt of funds from discontinued operations. Revenue for the nine months ended September 30, 2004 totaled $6,210,000, a 7.4% increase over the $5,780,000 for the first nine months of 2003. The increase in revenues compared to 2003 reflected the $1.5 million payment received as part of the March 2004 OMP settlement for past royalties, increased royalties from Valeant of $822,000, increased royalties from The Body Shop of $352,000, and increased royalties from sales of monoclonal antibodies of $162,000, offset by lower royalties from Revlon of $586,000 and lower product sales to Valeant of approximately $1,973,000.

Net loss for the quarter ended September 30, 2004 totaled $(52,000), or $(0.00) per fully diluted share, compared to a net loss for the quarter ended September 30, 2003 of ($1,102,000) or $(0.02) per share. The improvement in operating results for third quarter of 2004 compared to 2003 was due to substantially lower operating expenses and interest expense, the settlement of the Chemsyn litigation and receipt of funds from discontinued operations, offset in part by lower licensing revenues. Revenues for the quarter ended September 30, 2004 totaled $1,523,000 compared to $2,210,000 for the three months ended September 30, 2003, reflecting a decrease in product sales to Valeant Pharmaceuticals of approximately $900,000 while transitioning to straight royalty payments and a decrease in royalty revenue from Revlon of $120,000, offset in part by an increase in royalty revenue from Valeant and The Body Shop of $296,000 and $32,000, respectively.

The $1.5 million settlement from OMP represent lost royalties from prior years and the Company is currently working to find a new licensee to enter the Japan skin care market, which is the world’s second largest after the U.S.. The reduction in total revenue from Valeant was due to an amendment to its license agreement in August 2003 which now allows Valeant to manufacture its own Kinetin products instead of buying finished products from Senetek. Beginning in April 2004, Valeant began manufacturing almost all products containing Kinetin. As part of the license amendment, the royalty rate paid by Valeant to Senetek was substantially increased to compensate Senetek for lost profits on product sales. As a result of this contract amendment, product sales to Valeant decreased by approximately $1.9 million during the nine months ended September 2004 compared to the nine months in 2003. The Valeant product sales decrease was offset in part by an $822,000 increase in high-margin royalties from Valeant reflecting broadening of its Kinetin product portfolio, new marketing initiatives and its expansion into Europe and Asia. The increase in revenue from The Body Shop resulted from increased unit volume from its ongoing expansion in Europe and Asia. The increase in revenues from monoclonal antibodies reflected increased unit volume from a broadened product portfolio offset in part by a credit granted to Signet Laboratories under an amendment to its sales and marketing agreement. Revlon’s reduced royalties were the result of narrower distribution in the U.S. mass market which resulted in decreased new order writing and increased product returns.

Operating expenses, including research and development and administration, sales and marketing for the nine months ended September 30, 2004 totaled $4,924,000 compared to $5,481,000 in the 2003 comparable period. The $270,000 reduction of sales and marketing expenses related to the 2003 development of the Kinetin Plus product line plus the elimination of research and development costs related to approximately $200,000 of expenses incurred during 2003 to test and validate a new manufacturing facility for Invicorp and a $141,000 charge in 2003 related to assets associated with the Company drug delivery technology, were the primary reasons for the 10.1% decrease in operating expenses. Operating expenses, including research and development and administration, sales and marketing for the three months ended September 30, 2004 totaled $1,459,000 compared to $2,334,000 in the 2003 comparable period. The decrease in total quarterly operating expenses during the 2004 third quarter compared to 2003 was due to a $375,000 reduction in legal fees resulting from the OMP settlement in early 2004, lower marketing expenses of $175,000 related to the Kinetin Plus development and the lower research and development costs related to drug delivery assets..

During the third quarter and nine months ended September 30, 2004, the Company collected and recognized $200,000 and $275,000, respectively, of interest income from discontinued operations related to payments received from U.S. International Trading Corporation compared to $0 and ($39,000) in the third quarter and nine months of 2003. In November 2004, the Company announced a settlement of the delinquent and outstanding six year $2.3 million note. Under the settlement, the Company expects to collect an additional $1,120,000 before December 31, 2004 and has received a new $400,000 note, bearing interest at 8%, to be paid off in ten equal quarterly installments beginning in March 2005. If USITC defaults under the new payment terms, all the terms of the original $2.3 million six year note will become enforceable.

The Company’s interest expense has decreased substantially for the three and nine months ended September 30, 2004 compared to the periods in 2003 primarily because of the debt refinancing that was completed in September 2003, which included a principal payment of $2.5 million. Interest expense for the three and nine months ended September 30, 2004 was $259,000 and $759,000 compared to $576,000 and $1,305,000 for the comparable 2003 periods.

During the quarter ended September 30, 2004, the Company settled its last remaining litigation, with Chemsyn Laboratories, and will receive $235,000 on December 1, 2004. The settlement, net of related legal fees incurred during the quarter, is included in other income for the three and nine months ended September 30, 2004.

The Company’s cash and short term investments have increased by $2.9 million since the end of fiscal 2003 to approximately $4.1 million at September 30, 2004. The increase is the result of the $1.5 million OMP settlement, an unrestricted $5 million payment from Valeant under a May 2004 amendment to its license agreement, and $628,000 from the exercise of warrants, offset by a debt payment of $1.6 million related to a debt refinancing that extended the maturity date of the notes payable to April 2007, and reductions in accounts payable, accrued liabilities and deferred revenue. As a result of the factors mentioned above, our current ratio improved to 2.5 as of September 30, 2004 compared to 0.74 at year end 2003.

Frank J. Massino, Chairman and Chief Executive Officer, commenting on the third quarter, said: “We are very pleased with the improvement in the balance sheet, especially the increase in our cash and short term investments to almost $4.1 million and the completion of our debt refinancing, including the reduction of notes payable principal by $1.6 million. The overall strength of our balance sheet, which includes a healthy current ratio of 2.5, will provide us the working capital to execute our strategic plan to broaden our Kinetin business and speed research and development associated with Zeatin and other promising compounds.”

“The reduction in total revenue was anticipated because of the change in the Valeant license agreement and the expected large reduction in product sales. We are satisfied that the measures undertaken to reduce our operating expenses have proven successful. Additionally, the USITC settlement represents another milestone and we look forward to the approximately $1.1 million that will be received and recognized as income in the fourth quarter of 2004. Looking to 2005, we look for significant improvement going forward as Valeant’s and The Body Shop’s royalty-bearing sales grow with their expanded Kinetin product lines and new sales initiatives in North America and Europe and as our other licensees’ Kinetin businesses become more established. We are actively proceeding with testing of Zeatin and other promising compounds through our Denmark research facility and other research partnerships in hopes of improving our product offering and revenues by mid 2005.”

The Company will conduct its quarter-end teleconference call for investors on Monday, November 15, 2004 at 9:00 a.m. Pacific, 12:00 noon Eastern. The domestic dial-in number is 800/895-1549; the international dial-in number is 785/424-1057, conference ID SENETEK. Mr. Massino, Wade Nichols, Executive Vice President, and Brad Holsworth, Chief Financial Officer, will discuss the 2004 operating results and update the status of recent events. Replay of the conference call will be available until November 22, 2004. Domestic Replay dial-in 800/945-0822, International Replay dial-in 402/220-0668, replay conference ID SENETEK.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that relate to operating results for fiscal 2004. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.